Exhibit 10.1

David W. Heinzmann
c/o Littelfuse, Inc.
6133 N. River Rd.
Suite 500
Rosemont, IL 60018
January 10, 2025

Re:	Retirement

Dear Dave:

This letter memorializes our recent conversations related to your upcoming retirement as President and Chief Executive Officer of Littelfuse, Inc. (the “Company”) on February 10, 2025 (the “Transition Date”) and your service thereafter as Special Advisor to the Chief Executive Officer.  On behalf of the Board of Directors (the “Board”) of the Company, I want to thank you for your many years of service to the Company, during which you have demonstrated strong leadership and have made significant and meaningful contributions to the Company, and for your willingness to provide continued support and expertise to the Company as Special Advisor for a transition period following your retirement as President and Chief Executive Officer.

Retirement

Effective as of the Transition Date, you hereby resign from all positions and offices you hold with the Company or any of its affiliates, except that you will continue to serve as a member of the Board until the 2025 annual meeting of stockholders of the Company.

Services as Special Advisor

You agree to continue in employment as Special Advisor to the Chief Executive Officer for an initial term of six months from the Transition Date, which initial term may be extended for up to six additional months upon mutual agreement between you and the Company, unless earlier terminated as provided below (the “Advisory Term”).  As Special Advisor, you shall perform the following services as reasonably requested by the Company (the “Services”):  (a) provide support, advice, and counsel to the Chief Executive Officer of the Company regarding all aspects of the Company’s businesses; (b) consult with the Chief Executive Officer of the Company, including with regard to leadership transition; and (c) perform such other services consistent with your experience and expertise as reasonably requested by the Board or the Company from time to time.

Compensation and Benefits

During the Advisory Term, you will continue to receive base salary at a monthly rate of $87,101 and to participate in the Company’s employee benefit and perquisite plans, provided that you will not participate in the Company’s annual incentive plan for 2025 and you will not receive any equity compensation awards in 2025.  During the Advisory Term, you will also continue to have access to an executive assistant provided by the Company.  Following the end of the Advisory Term, to the extent you elect health care continuation coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), or other applicable law (“COBRA”) and the Company determines it to be in accordance with its policies regarding COBRA for terminated U.S. employees generally, the Company will reimburse you for premiums for COBRA coverage at the level applicable to you and your dependents and beneficiaries immediately before the end of the Advisory Term for up to 18 months.  The Company acknowledges and agrees that your termination of employment with the Company upon expiration of the Advisory Term constitutes a “Retirement” for purposes of your outstanding equity awards.

Termination of Employment

Either the Company or you may terminate your employment hereunder at any time by providing the other party with 30 days’ advance written notice.  Upon such a termination for any reason, you shall have no further obligation to provide any Services and the Company shall pay to you any earned but unpaid base salary in respect of the period prior to the date of termination as soon as practicable following the date of termination (together with any other accrued and unpaid compensation or benefits under the Company’s benefit plans in accordance with their terms).  In addition, if your employment is terminated during the Advisory Term by the Company other than for Cause (as defined in the Change of Control Agreement between you and the Company, effective as of January 1, 2024 (the “COC Agreement”)), you will also be entitled to receive the base salary for the period from the date of termination through the end of the then-current Advisory Term (as if your employment had not been terminated), which amounts shall be paid to you in cash in a lump sum as soon as practicable following your date of termination.  Unless earlier terminated, your employment shall terminate automatically upon the expiration of the then-current Advisory Term.

Restrictive Covenants

You acknowledge and agree that any confidentiality, noncompete, nonsolicitation, cooperation or other restrictive covenants to which you are subject remain in full force and effect.

Indemnification

Following the Transition Date, the Company will continue to indemnify you against any actual or threatened action, suit or proceeding and to provide you with directors’ and officers’ insurance coverage through the Company’s existing directors’ and officers’ insurance policy, with respect to your services as an executive officer and director of the Company and its subsidiaries prior to the Transition Date and thereafter your service as Special Advisor, in each case, to the maximum extent that such indemnification and directors’ and officers’ insurance coverage is provided to any person who is an executive officer or director of the Company or any of its subsidiaries.

Taxes; Section 409A

All payments hereunder shall be subject to applicable tax withholding.  It is the intent of the parties that any amounts payable under this letter shall be exempt from or otherwise comply with the provisions of Section 409A of the Code, and each payment under this letter shall be treated as a separate payment for purposes of Section 409A of the Code. The parties intend that the terms and provisions of this letter shall be interpreted and applied in a manner that satisfies the requirements and exemptions of Section 409A Code and, to the maximum extent permitted, this letter shall be interpreted so as to comply with Section 409A of the Code.  With respect to any provision of this letter that provides for reimbursement of costs and expenses, the right to reimbursement or benefits may not be exchanged for any other benefit, and the amount of expenses eligible for reimbursement (or in-kind benefits paid) in one year shall not affect amounts reimbursable or provided as in-kind benefits in any subsequent year.  All expense reimbursements paid pursuant to this letter that are taxable income to you shall in no event be paid later than the end of the calendar year next following the year in which you incur the expense.

Miscellaneous

This letter will be binding upon, inure to the benefit of, and be enforceable by, as applicable, the parties hereto and their respective personal or legal representatives, successors, assigns, heirs, and legatees.  Neither party shall assign, transfer or subcontract this letter or any of its obligations hereunder without the other party’s express, prior written consent.  Notwithstanding the foregoing, the Company may assign this letter, subject to its terms, to a successor to the Company by merger or other business combination or to a purchaser of all, or substantially all, of the Company’s assets.

This letter constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous representations, proposals, discussions, and communications, whether oral or in writing with respect to the subject matter hereof (including without limitation the COC Agreement, which you and we agree shall cease to be in effect as of the Transition Date and is hereby terminated as of such date).  This letter will be governed by and construed in accordance with the laws of the State of Illinois, without reference to principles of conflict of laws.  The parties hereto irrevocably agree to submit to the jurisdiction and venue of the courts of the State of Illinois in any action or proceeding brought with respect to or in connection with this letter.  This letter may not be amended or modified other than by a written agreement executed by the parties hereto.

[Signature Page Follows]

To confirm the foregoing terms are acceptable to you, please execute and return the copy of this letter, which is enclosed for your convenience.

Very truly yours,

LITTELFUSE, INC.

By:	/s/ Maggie Chu
Name:	Maggie Chu
Title:	Senior Vice President and
Chief Human Resources Officer

ACKNOWLEDGED AND AGREED:

/s/ David W. Heinzmann
David W. Heinzmann

[Signature Page to Retirement Letter Agreement]